UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

FORTE BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

CAMAC FUND, LP

CAMAC PARTNERS, LLC

CAMAC CAPITAL, LLC

ERIC SHAHINIAN

MCINTYRE PARTNERSHIPS, LP

MCINTYRE CAPITAL GP, LLC

MCINTYRE CAPITAL MANAGEMENT, LP

MCINTYRE CAPITAL MANAGEMENT GP, LLC

ATG FUND II LLC

ATG CAPITAL MANAGEMENT, LLC

GABRIEL GLIKSBERG

MICHAEL G. HACKE

CHRIS MCINTYRE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Camac Fund, LP and ATG Capital Management, LLC, together with the other participants named herein (collectively, the “Concerned FBRX Stockholders”), have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their highly-qualified director nominees at the 2023 annual meeting of stockholders of Forte Biosciences, Inc., a Delaware corporation (the “Company”).

Item 1: On August 25, 2023, the Concerned FBRX Stockholders issued the following press release:

Concerned Stockholders of Forte Biosciences File Definitive Proxy Statement and Send Letter to Stockholders

Highlights Destruction of Nearly 95% in Stockholder Value Under Chairman and CEO Dr. Paul Wagner’s Leadership

Exposes Forte’s Worst-in-Class Governance and Repeated Attempts to Use Corporate Machinery as an Entrenchment Tactic, Including Most Recent Private Placement, Adoption of a Low-Trigger Poison Pill and Violation of SEC Rules in Setting Record Date for Upcoming Annual Meeting

Encourages Stockholders to Vote for Independent Director Candidates Committed to Acting in Stockholders’ Best Interests – Michael Hacke and Chris McIntyre – on the WHITE Proxy Card at Forte’s Upcoming Annual Meeting

NEW YORK--(BUSINESS WIRE)-- Camac Partners, LLC (“Camac”) and ATG Capital Management, LLC (“ATG”) (together with the other participants in their solicitation, the “Concerned Stockholders,” the “Group” or “we”), who collectively own approximately 8.5% of the outstanding common stock of Forte Biosciences, Inc. (Nasdaq: FBRX) (“Forte” or the “Company”), today announced that they have filed a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with Forte’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for September 19, 2023. In addition, the Group sent a letter to Forte’s stockholders, which can be viewed below.

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Fellow Stockholders,

Camac and ATG collectively represent one of the largest stockholders of Forte. We believe our significant, long-term investment in the Company means our interests are squarely aligned with yours. Despite our best efforts to engage constructively with Forte’s leadership for over a year now, management and the Board have repeatedly rebuffed us. Instead, we believe they have opted to disenfranchise stockholders and entrench themselves by adopting a poison pill, appointing a conflicted director without stockholder approval, pursuing highly dilutive capital raises and violating SEC rules in connection with the upcoming Annual Meeting. These are just a few of the reasons why our Group is seeking your support to replace the two incumbent directors who are up for election at this year’s Annual Meeting: Chairman and CEO Dr. Paul Wagner and Dr. Lawrence Eichenfield.

Drs. Wagner and Eichenfield have overseen the destruction of immense stockholder value and must, in our view, be held accountable. They have also approved what we consider to be entrenching capital raises and other anti-stockholder actions. We, as stockholders, deserve directors who will consistently advocate for our interests in the boardroom, rather than the interests of a select few. That is why we are recommending you vote on the WHITE Proxy Card to elect our highly qualified and independent nominees – Michael Hacke and Chris McIntyre – at the upcoming Annual Meeting. They each will bring to Forte’s boardroom sorely needed independence, capital allocation acumen, financial expertise and a commitment to acting in stockholders’ best interests.

THE CASE FOR BOARDROOM CHANGE: VALUE DESTRUCTION, POOR CAPITAL ALLOCATION AND ANTI-STOCKHOLDER ACTIONS SINCE FORTE’S PUBLIC OFFERING

Forte’s shares have dramatically underperformed peers and biopharmaceuticals indices over all relevant time horizons. Since going public via a reverse merger with Tocagen Inc. in 2020, the Company has wiped out almost 100% of its equity value. This is some of the worst performance we have seen in our entire investing careers, and we believe it is directly attributable to Dr. Wagner’s lack of regard for the Company’s owners.

	1-Year TSR	3-Year TSR	TSR Since IPO
Forte Biosciences	-13.90%	-95.60%	-94.76%
NASDAQ Biotechnology Index	14.71%	1.48%	3.75%
S&P Pharmaceuticals Select Industry Index	-0.23%	-3.81%	0.73%

As of market close on May 24, 2023 (the day before Camac’s preliminary proxy statement was filed with the SEC).

In our view, the Board and management’s inability – or unwillingness – to establish a sensible capital allocation strategy or respect sound corporate governance surely led to the seemingly unprecedented emergence of four separate 13D filers last summer. These independent investors raised concerns with Forte’s performance, operations, strategy and the Board’s entrenchment maneuvers – which are the same issues that we are seeing further perpetuated by the same directors overseeing the Company today.

Long-term stockholders will recall that Forte’s singular asset for atopic dermatitis – FB-401 – failed in its phase 2 clinical trial in September 2021.1 This is what led to the Company’s highly speculative pivot to the development of FB-102 for autoimmune diseases, which was first disclosed to investors in the Company’s FY 2021 10-K a full six months later. Despite Forte peddling FB-102 as demonstrating potentially “best in class activity,” the reality is that the compound is still in preclinical indication. We believe the knee-jerk pivot to FB-102, as well as the recent dilutive private placement to select investors at prices well below Forte’s cash value, was done as a “save-face” to protect management and the Board from stockholders who are fed up with the Company’s long-term underperformance and want accountability.

Ahead of this year’s Annual Meeting, we want to ensure you have all the facts regarding this Board’s track record. The Forte Board – under Drs. Wagner and Eichenfield’s leadership – has taken the following actions to disenfranchise stockholders over the past 16 months:

•	Executing a highly dilutive private placement on July 28, 2023 (the “2023 Private Placement”), which involved placing over 15 million shares of Forte stock with select investors at a price well below the Company’s net cash per share. Based on the previously disclosed share count prior to the 2023 Private Placement, the Company issued over 72% of the outstanding shares on a pre-issuance basis, and over 118% of the outstanding shares on a pre-issuance basis when factoring in the pre-funded warrants. Considering this was done following the Board delaying the Annual Meeting by 110 days after the anniversary of the preceding year’s Annual Meeting while facing an election contest, we believe it is clear the Board acted to further entrench itself.

•	Adopting a “poison pill” with a 10% primary trigger as a defensive maneuver in response to legitimate feedback from significant stockholders in July 2022, and then waiving the pill for select investors to participate in the 2023 Private Placement, which in our view served to further entrench the incumbents.

1 Clinical Trial of FB-401 For the Treatment of Atopic Dermatitis Fails to Meet Statistical Significance (September 2, 2021).

•	Diluting Forte’s stockholders by increasing the Company’s outstanding share count by over 140% from under 15 million shares in June 2022 to over 36 million today through ill-advised capital raises at a discount to Forte’s net cash per share. If the Board’s motive in adopting the poison pill was genuinely about protecting a “control premium,” then why would the Company have sold the majority of its shares at prices well below its liquidation value?

•	Violating SEC Rule 14a-13(a)(3) by failing to provide adequate notice of the record date for the upcoming Annual Meeting. The Company’s lack of proper notice of the record date may result in many stockholders losing the right to vote in connection with the Annual Meeting.

•	Indicating (through Company counsel) that while Camac may prevail in having its director candidates elected to the Board, if Dr. Wagner was not reelected at the upcoming Annual Meeting by stockholders, the Board planned to immediately reappoint him as a director following the Annual Meeting. This demonstrates a blatant disregard for stockholder wishes.

•	Unilaterally appointing David Gryska, an individual with a documented 20-year long relationship with Dr. Wagner, as a director to the Board with a term expiring at the 2025 Annual Meeting, while the Company was facing mounting stockholder unrest in January 2023.

•	Allowing Dr. Wagner, certain executives and other directors to participate in the 2023 Private Placement by selling them $1.16 million in Forte stock, while excluding ordinary investors and not running a full capital raise process.

•	Conducting a dilutive and seemingly defensive at-the-market offering of 5.6 million shares in August 2022 without a justifiable business purpose and after multiple investors filed 13Ds indicated their disagreement with the direction of Forte’s performance, strategy and operations.

•	Failing to constructively engage with multiple 13D filers to improve Forte’s go-forward strategy, financial performance or governance policies.

Additionally, stockholders should be aware that despite being the founder, CEO and Chairman of Forte, Dr. Wagner sold 1 million shares of Forte in September 2021, netting approximately $4.35 million in cash.2 We seriously question how much Dr. Wagner believes in the long-term viability of compound FB-102, or Forte for that matter, given he has been an active seller in recent years. Not only that, but he was also somehow allowed to participate in the 2023 Private Placement with other executives and members of the Board and purchase shares at a discount to the Company’s net cash per share.

We believe that the recent highly dilutive share issuances demonstrate that Drs. Wagner and Eichenfield appear more focused on their own entrenchment (and enrichment) than improving Forte’s drug pipeline, capital allocation approach, and most importantly, upholding sound corporate governance as Board members of a publicly traded company.

THE PATH FORWARD: ADDING NEW, INDEPENDENT DIRECTORS WITH CAPITAL ALLOCATION AND INVESTMENT EXPERTISE TO FORTE’S BOARDROOM, WHO ARE COMMITTED TO ACTING IN STOCKHOLDERS’ BEST INTERESTS

Camac has filed legal action in Delaware to hold Forte, Dr. Wagner and the incumbent directors accountable for breaches of their fiduciary duties, to unearth the true incentives behind the capital raises and most importantly, to protect stockholders’ interests. While this litigation proceeds, our Group is also investing our time, energy and capital to elect two highly qualified directors to Forte’s Board at the upcoming Annual Meeting. Michael Hacke and Chris McIntyre are capital allocation experts with proven investment track records and substantial capital markets expertise. We believe that they are the right change agents to help the Board reassess the Company’s approach to capital allocation and operations and can help put Forte back on the right track to improving stockholder returns. Perhaps most importantly, Messrs. Hacke and McIntyre will bring a commitment to acting in stockholders’ best interests.

2 Forte: Form 4 Filing - Wagner Paul A. (September 8, 2021).

We encourage you to read Messrs. Hacke and McIntyre’s summarized biographies below before deciding whether two individuals with significant capital allocation experience would be better stewards of your capital than Drs. Wagner and Eichenfield, who have overseen the destruction of approximately 95% in value since serving on Forte’s Board. Our Group’s highly qualified nominees are:

Michael Hacke. We believe Mr. Hacke’s investment advisory, capital markets and capital allocation expertise will be additive to Forte’s Board.

•	Founder and Managing Member of Steel City Capital Investments, LLC, the general partner of Steel City Capital, LP, a long-biased investment partnership which employs a value-oriented investing strategy.
•	Previously served as Vice President at Macquarie Infrastructure and Real Assets Inc., where he supported the management team at Macquarie Infrastructure Corporation (formerly NYSE: MIC).
•	Former Assistant Vice President of Equity Research in Master Limited Partnerships and Diversified Natural Gas at Barclays plc (NYSE: BCS).
•	Former Analyst in the Credit Risk Management department at Morgan Stanley (NYSE: MS).

Chris McIntyre. We believe Mr. McIntyre’s 15+ years of investment experience, including in public equities, private equity, distressed debt and restructurings, will be additive to Forte’s Board.

•	Founder, Chief Investment Officer and Managing Partner of McIntyre Capital Management, LP, an investment firm that makes concentrated investments in value-oriented equity and debt securities, based on in-depth fundamental research.
•	Previously served as Managing Director at MAK Capital, an investment fund focused on value equity and distressed debt.
•	Former Senior Analyst and Sector Head at Cobalt Capital, a multi-stage investment firm, and Senior Analyst at MDR Capital, a provider of investment advisory services.
•	Former analyst and portfolio manager at FNY Securities in merger and risk arbitrage investments.

We look forward to being in touch in the coming weeks with more information about our highly qualified director candidates and their vision for Forte.

Thank you in advance for your support.

Sincerely,

Eric Shahinian	Gabi Gliksberg

Camac Partners, LLC	ATG Capital Management, LLC

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VOTE “FOR” THE CONCERNED STOCKHOLDERS’ HIGHLY QUALIFIED NOMINEES ON THE WHITE PROXY CARD AHEAD OF FORTE’S ANNUAL MEETING ON SEPTEMBER 19, 2023.

ONLY YOUR LATEST DATED VOTE COUNTS. IF YOU VOTED THE COMPANY’S PROXY CARD PREVIOUSLY, A LATER DATED VOTE FOR THE CONCERNED STOCKHOLDERS’ NOMINEES WILL OVERRIDE YOUR PRIOR VOTING INSTRUCTIONS.

IF YOU HAVE ANY QUESTIONS REGARDING HOW TO VOTE, PLEASE CALL SARATOGA PROXY CONSULTING AT (888) 368-0379 OR (212) 257-1311 OR BY EMAIL AT INFO@SARATOGAPROXY.COM

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About Camac

Camac is a private investment firm founded in 2011. Camac focuses on extremely mispriced assets in discrete pockets of opportunity. Camac prides itself on its unique sourcing, flexible mandate, and constant focus on non-competitive opportunities. Its investments are long term in nature and focused on compounding capital over several decades rather than months or years.

About ATG

ATG is a privately-held investment firm that manages investment vehicles for select accredited investors. Founded by Gabi Gliksberg, ATG invests primarily in public equity markets, utilizing alternative strategies and shareholder activism, in pursuit of providing superior, long term investment returns. Visit atgfund.com for more information.

Contacts

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

Longacre Square Partners
Charlotte Kiaie / Ashley Areopagita, 646-386-0091
concernedFBRXstockholders@longacresquare.com

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Item 2: The Concerned FBRX Stockholders posted the following materials to https://saratogaproxy.com/CamacFBRX/: